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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                 -------------------

                                     SCHEDULE 13G
                                    (RULE 13d-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. _________)


                           Cypress Financial Services, Inc.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                        Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      232781104
--------------------------------------------------------------------------------
                                    (CUSIP Number)


                                    June 11, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

          / /  Rule 13d-1(b)

          /X/  Rule 13d-1(c)

          / /  Rule 13d-1(d)



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--------------------                                           -----------------
CUSIP NO.  232781104                 13G                       Page 2 of 6 Pages
--------------------                                           -----------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                Church Street Capital Corp./11-3429488
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)     / /
                                                                     (b)     / /

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         335,200
 Number of          ------------------------------------------------------------
  Shares            6    SHARED VOTING POWER
Beneficially
 Owned by                0
   Each             ------------------------------------------------------------
 Reporting          7    SOLE DISPOSITIVE POWER
Person with
                         335,200
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     335,200
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    / /


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

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--------------------                                           -----------------
CUSIP NO.  232781104                 13G                       Page 3 of 6 Pages
--------------------                                           -----------------

ITEM 1(a).     NAME OF ISSUER:

               Cypress Financial Services, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               5400 Orange Avenue, Suite 200
               Cypress, California 90630

ITEM 2(a).     NAME OF PERSON FILING:

               Church Street Capital Corp.

ITEM 2(b).     ADDRESS OF PRINCIPAL OFFICE, OR IF NONE, RESIDENCE:

               Mizner Corporate Center
               433 Plaza Real, Suite 46
               Boca Raton, FL 33432

ITEM 2(c).     CITIZENSHIP:

               Not Applicable.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.001 per share.

ITEM 2(e).     CUSIP NUMBER:

               232781104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a)  / /  Broker or dealer registered under Section 15 of the
                         Exchange Act.

               (b)  / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c)  / /  Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

               (d)  / /  Investment company registered under Section 8 of the
                         Investment Company Act.

               (e)  / /  An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E).

               (f)  / /  An employee benefit plan or endowment fund n accordance with Rule 13d-1(b)(1)(ii)(F).



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--------------------                                           -----------------
CUSIP NO.  232781104                 13G                       Page 4 of 6 Pages
--------------------                                           -----------------


               (g)  / /  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G).

               (h)  / /  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act.

               (i)  / /  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

               (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

ITEM 4.        OWNERSHIP:

               The following information is as of June 11, 1998:

               (a)  Amount Beneficially Owned: 335,200
               (b)  Percent of Class: 7.4%
               (c)  Number of shares as to which such person has:
                    (i)  sole power to vote or to direct the vote:
                         335,200
                    (ii) shared power to vote or to direct the vote:  0
                   (iii) sole power to dispose or to direct the disposition of:
                         335,200
                    (iv) shared power to dispose or to direct the
                         disposition of: 0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [ ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable.


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CUSIP NO.  232781104                 13G                       Page 5 of 6 Pages
--------------------                                           -----------------


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

          Not Applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable.

ITEM 10.  CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




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CUSIP NO.  232781104                 13G                       Page 6 of 6 Pages
--------------------                                           -----------------



                                      SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  June 22, 1998
                                        --------------------------------
                                                      (Date)


                                        Church Street Capital Corp.

                                        By: /s/ Abbey Freiberg
                                           -----------------------------
                                                 (Signature)

                                        Abbey Freiberg/Secretary
                                        --------------------------------
                                                 (Name/Title)